Exhibit (10-14)

Summary of Additional Personal Benefits Available to
Certain Officers

ADDITIONAL PROGRAMS AVAILABLE TO CERTAIN OFFICERS

I. Certain Officer Programs

The following is a summary of programs that are available to employees at the President level or higher ("Eligible Employees").

Financial Counseling

The Financial Counseling Program is designed to address the special tax, estate, and financial planning needs of Eligible Employees. The Company will contract with a standard provider for these services. Employees will be taxed on the benefit value of these services. The Company will not provide any tax gross-ups for these services.

Executive Officers who participated in the prior annual stipend program may continue to elect to receive the annual stipend. Under the prior program, the Company provides an annual $8,500 stipend upon confirmation from each participant that a tax or financial planning service has been retained in the current calendar year.

Executive Physical

The Company will provide an annual physical offered at a Company-approved health facility in Cincinnati or via an MDVIP physician if the executive is located near an MDVIP provider.

Personal Security

The Company provides personal security services such as home security systems/monitoring and secured workplace parking to the Executive Chairman and Chief Executive Officer at Company expense. In addition, the Chief Human Resources Officer may approve personal security services to other Company Employees where appropriate, again at Company expense.

Spouse and Personal Travel

The Company pays for reasonable air and ground transportation, other incidental costs when applicable, when spouses (or significant others) accompany employees for business purposes. Business purpose is established and approved by the Chief Human Resources Officer, for example in circumstances where there is a need to familiarize the spouse with business issues and demands facing employees, or to meet other P&G employees and spouses.

While Company aircraft is generally used for Company business only, for security reasons the Executive Chairman and Chief Executive Officer are required to use Company aircraft for all air travel, including personal travel and travel to outside board meetings. While traveling on Company aircraft, the Executive Chairman or Chief Executive Officer may bring a limited number of guests to accompany them. Other Eligible Employees may use the aircraft for business purposes. In addition, where there is a business purpose, the Eligible Employee may be accompanied by one spouse, significant other or immediate family member with pre-

authorization from the Chief Human Resources Officer. Eligible Employees, other than the Chief Executive Chairman or the Executive Officer, are generally prohibited from using the aircraft for personal reasons, but the Chief Human Resources Officer may make an exception.

For travel related to outside boards, such outside boards typically provide some level of reimbursement to the Company for these trips. To the extent personal travel results in imputed income to the executive, the Company does not provide gross-up payments to cover the executive's personal income tax due on such imputed income.

Limited Local Transportation

To increase efficiency, Eligible Employees are provided limited local transportation within Cincinnati.